Exhibit 2(k)(ix)

                  REGULATORY ADMINISTRATION SERVICES AGREEMENT

         THIS AGREEMENT is made as of January 1, 2005 by and between BACAP ALTERNATIVE MULTI-STRATEGY FUND, LLC, a Delaware limited liability company (the "Fund"), and PFPC INC., a Massachusetts corporation ("PFPC").

                              W I T N E S S E T H :

         WHEREAS, the Fund is registered as a closed-end, non-diversified management investment company under the Investment Company Act of 1940, as amended (the "1940 Act") and the Securities Act of 1933, as amended ("1933 Act"); and

         WHEREAS, the Fund wishes to retain PFPC to provide certain regulatory administration services provided for herein, and PFPC wishes to furnish such services.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

1.       DEFINITIONS.  AS USED IN THIS AGREEMENT:

         (a) "1934 ACT" means the Securities Exchange Act of 1934, as amended.

         (b) "ADVISER" means Banc of America Investment Advisors, Inc., which is the investment adviser to the Fund.

         (c) "AUTHORIZED PERSON" means any officer of the Fund and any other person duly authorized by the Fund's managers to give Oral Instructions and Written Instructions on behalf of the Fund. An Authorized Person's scope of authority may be limited by setting forth such limitation in a written document signed by an officer of the Fund and received by PFPC.

         (d) "CHANGE OF CONTROL" means a change in ownership or control (not including transactions between wholly-owned direct or indirect subsidiaries of a common parent) of 25% or more of the beneficial ownership of the shares of common stock or shares of beneficial interest of an entity or its parent(s).

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         (e)      "CEA" means the Commodities Exchange Act, as amended.

         (f) "MEMBER" shall have the same meaning given such term in the LLC Agreement (as hereinafter defined).

         (g) "ORAL INSTRUCTIONS" mean oral instructions received by PFPC from an Authorized Person or from a person reasonably believed by PFPC to be an Authorized Person.

         (h) "ORGANIZATIONAL DOCUMENTS" means the Fund's charter or articles of incorporation, certificate of formation, Limited Liability Company Agreement ("LLC Agreement"), bylaws, confidential offering memorandum, registration statement and other documents relating to the organization of the Fund, as such may be amended from time to time.

         (i)      "SEC" means the Securities and Exchange Commission.

         (j) "SECURITIES LAWS" means the 1933 Act, the 1934 Act, the 1940 Act and the CEA and the rules and regulations thereunder.

         (k) "WRITTEN INSTRUCTIONS" means (i) written instructions signed by an Authorized Person and received by PFPC, (ii) written instructions sent by an Authorized Person via electronic mail and received by PFPC, or (iii) trade instructions transmitted (and received by PFPC) by means of an electronic transaction reporting system, access to which requires use of a password or other authorized identifier. Written instructions may be delivered by hand, mail, electronic mail, tested telegram, cable, telex or facsimile sending device.

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2.       APPOINTMENT.  The  Fund  hereby  appoints  PFPC to  provide  regulatory administration services to the Fund, in accordance with the terms set forth in this Agreement. PFPC accepts such appointment and agrees to furnish such services. Any regulatory administration services provided by PFPC to the Fund are subject to Fund counsel's review and approval although the parties agree that Fund counsel's review and approval may not be sought in every instance on routine matters.

3.       COMPLIANCE WITH RULES AND REGULATIONS.
         PFPC undertakes to comply with the applicable requirements of the Securities Laws, and any laws, rules and regulations of governmental authorities having jurisdiction with respect to the duties to be performed by PFPC hereunder. Except as specifically set forth herein, PFPC assumes no responsibility for such compliance by the Fund.

4.       INSTRUCTIONS.

         (a) Unless otherwise provided in this Agreement, PFPC shall act only upon Oral Instructions or Written Instructions.

         (b) PFPC shall be entitled to rely upon any Oral Instructions or Written Instructions it receives from an Authorized Person (or from a person reasonably believed by PFPC to be an Authorized Person) pursuant to this Agreement. In the absence of manifest error, PFPC may assume that any Oral Instruction or Written Instruction received hereunder is not in any way inconsistent with the provisions of the Organizational Documents or this Agreement or of any vote, resolution or proceeding of the Fund's managers or Members, unless and until PFPC receives Written Instructions to the contrary.

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         (c)      The  Fund  agrees  to  forward  to PFPC  Written  Instructions
                  confirming   Oral   Instructions   (except   where  such  Oral
                  Instructions are given by PFPC or any of its officers, employees or affiliates) so that PFPC receives the Written Instructions as promptly as practicable and in any event by the close of business on the day after such Oral Instructions
                  are   received.   The  fact  that  such   confirming   Written
                  Instructions are not received by PFPC or differ from the Oral Instructions shall in no way invalidate the transactions or enforceability of the transactions authorized by the Oral
                  Instructions   or  PFPC's  ability  to  rely  upon  such  Oral
                  Instructions to the extent such transaction or reliance takes place before receipt of differing Written Instructions.

5.       RIGHT TO RECEIVE ADVICE.

         (a) ADVICE OF THE FUND. If PFPC is in doubt as to any action it should or should not take hereunder, PFPC may request directions or advice, including Oral Instructions or Written Instructions, from the Fund.

         (b) ADVICE OF COUNSEL. If PFPC shall be in doubt as to any question of law pertaining to any action it should or should not take hereunder, PFPC may request advice from counsel of its own choosing (who may be counsel for the Fund, the Fund's investment adviser or PFPC, at the option of PFPC). The cost of advice from counsel pursuant to this provision shall be borne by PFPC unless the advice is sought, with the Fund's specific consent in the particular instance, from counsel to the Fund or the Fund's investment adviser.

         (c)      CONFLICTING  ADVICE.  In  the  event  of  a  conflict  between directions or advice or Oral Instructions or Written Instructions PFPC receives from the Fund, and the advice PFPC receives from counsel, PFPC may rely upon and follow the advice of counsel. PFPC shall promptly inform the Fund of such conflict.

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         (d)      PROTECTION OF PFPC.  PFPC shall be indemnified by the Fund and without liability for any action PFPC takes or does not take in reliance upon directions or advice or Oral Instructions or Written Instructions PFPC receives from or on behalf of the
                  Fund  (except   where  such  Oral   Instructions   or  Written
                  Instructions  are  given  by  PFPC  or any  of  its  officers, employees, affiliates or agents) or from counsel and which PFPC believes, reasonably and in good faith, to be consistent with those directions or advice or Oral Instructions or Written Instructions. Nothing in this paragraph (d) of Section 5 shall be construed so as to impose an obligation upon PFPC
                  (i) to seek such directions or advice or Oral Instructions or Written Instructions, or (ii) to act in accordance with such
                  directions   or  advice  or  Oral   Instructions   or  Written
                  Instructions if such Instructions are contrary to applicable law or contrary to the provisions of this Agreement.

6.       RECORDS; VISITS.

         (a) The books and records pertaining to the Fund, which are in the possession or under the control of PFPC, shall be the property of the Fund. Such books and records shall be prepared and maintained as required by the 1940 Act and other applicable Securities Laws, rules and regulations. The Fund and Authorized Persons shall have access to such books and records at all times during PFPC's normal business hours. Upon the reasonable request of the Fund, copies of any such books and records shall be provided by PFPC to the Fund or to an Authorized Person, at the Fund's expense (subject to Section 14(a)). Any such books and records may be maintained in the form of electronic media and stored on any magnetic disk or tape or similar recording method to the extent permitted by applicable law.

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         (b)      PFPC shall keep the following records:

                  (i) Upon request, all books and records with respect to the Fund's books of account;

                  (ii)   Upon   request,   records  of  the  Fund's   securities
                         transactions;

                  (iii) all other books and records as PFPC may be required to maintain pursuant to Rule 31a-1 and Rule 31a-2 of the 1940 Act in connection with the services provided hereunder; --

                  (iv) original or signed copies of the Fund's Organizational Documents, agreements and prior meeting minutes to the extent provided by the Fund and as described in Section 13(x) hereof; and

                  (v) original or signed copies of the SEC filings set forth in Section 13(xii) hereof.

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7.       CONFIDENTIALITY.

(a)      Each  party,  including  their  employees  and  affiliates,  shall keep confidential any information relating to the other party's business ("Confidential Information") and will not (except as required by applicable law, regulation, valid legal process or regulatory request), without the prior written consent of the other party, disclose any Confidential Information in any manner whatsoever (except to either party's employees, or their independent contractors, auditors and professional advisors, provided they first agree to be bound by confidentiality obligations substantially similar to this Section 7), and will not use any Confidential Information other than as is permitted or contemplated under or in order to carry out this Agreement. Confidential Information shall include, but is not limited to (i) any data or information that is competitively sensitive material, and not generally known to the public, including, but not limited to, information about product plans, marketing strategies, finances, operations, sales estimates, business plans, customer relationships, customer profiles, customer lists, vendor lists and supplier lists; (ii) Organizational Documents, information relating to the Fund's investments in underlying funds or investment vehicles and any other investment activities of the Fund, the Fund's investment strategies, the identity of the investors in the Fund, the lending activities of the Fund (including, but not limited to, the terms of any such loans and the identity of the lenders or borrowers), any offering materials related to the Fund or other documents and materials prepared by the Fund in connection with the operation of the Fund, and performance results (including supporting information and documentation) relating to the past, present or future investments or business activities of the Fund or PFPC, their respective subsidiaries and affiliated companies and the customers, clients and suppliers of any of them; (iii) any and all information relating to the underlying funds or investment vehicles in which the Fund invests or has invested (including, but not limited to, any offering documents, partnership, limited liability company or other governing agreements, performance information (including supporting information or documentation) or financial information relating to such underlying fund or investment vehicle); (iv) any scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Fund or PFPC a competitive advantage over its competitors or potential competitors; (v) all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how, and trade secrets, whether or not patentable or copyrightable; (vi) information regarding fees of competitors of PFPC paid by the Fund or its service providers; and (vii) anything designated as confidential.

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(b)      Notwithstanding the foregoing,  information shall not be subject to the confidentiality obligations set forth in this Section 7 if it: (i) is already known to the receiving party at the time it is obtained; (ii) is or becomes publicly known or available through no wrongful act of the receiving party; (iii) is rightfully received from a third party who, to the best of the receiving party's knowledge, is not under a duty of confidentiality; (iv) is released by the protected party to a third party without restriction; (v) is requested or required to be disclosed by the receiving party pursuant to a court order, subpoena, governmental or regulatory agency request or law; (vi) is relevant to the defense of any claim or cause of action asserted against the receiving party by the disclosing party, provided that in such instance
         such   information   shall  remain  subject  to  such   confidentiality
         obligations except insofar as it is used in such defense; or (vii) has been or is independently developed or obtained by the receiving party.

(c) In the event a party receives a request for or is required to disclose Confidential Information as identified in paragraph (b)(v) of this
         Section 7, the disclosing party will notify the protected party promptly in writing within a reasonable period of time (to the extent such notice is not prohibitted) so that such protected party may seek a protective order or other appropriate remedy to prevent the release of such Confidential Information, provided, however, that nothing in this
         Section 7 shall require the disclosing party to fail to honor any such request or requirement in a timely manner.

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(d)      Each party  acknowledges  that,  with respect to any of its  respective employees in possession of Confidential Information, in the event that any such employees' employment with PFPC or the Fund is terminated, such party is responsible for ensuring that such former employees
         return  and/or  destroy  such  Confidential  Information.   Each  party
         acknowledges that it will be responsible for any disclosure or use of Confidential Information made by its respective former employees.

8. PFPC SYSTEM. PFPC shall retain title to and ownership of any and all data bases, computer programs, screen formats, report formats, interactive design techniques, derivative works, inventions, discoveries, patentable or copyrightable matters, concepts, expertise, patents, copyrights, trade secrets, and other related legal rights ("Intellectual Property") owned by PFPC, or licensed from third parties by PFPC and used by PFPC in connection with the services provided by PFPC to the Fund ("PFPC Intellectual Property"). Nothing herein shall be interpreted or construed to grant to the Fund any title or ownership of PFPC Intellectual Property. Nothing contained herein shall be interpreted to confer upon or grant to PFPC any right, title or interest in any Intellectual Property belonging to or licensed by the Fund.

9. DISASTER RECOVERY. PFPC shall maintain in effect at all times during the term of this Agreement a commercially reasonable disaster recovery plan. Without in any way limiting the foregoing, PFPC shall enter into and shall maintain in effect with appropriate parties one or more agreements making reasonable provisions for emergency use of electronic data processing equipment to the extent appropriate equipment is available. In the event of equipment failures, PFPC shall, at no additional expense to the Fund, take reasonable steps to minimize service interruptions. PFPC shall have no liability with respect to the loss of data or service interruptions caused by equipment failure beyond its reasonable control, provided such loss or interruption is not caused by PFPC's own willful misfeasance, bad faith, negligence or reckless disregard of its duties or obligations under this Agreement and PFPC has otherwise complied with this Section 9.

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10.      COMPENSATION.

         (a) As compensation for services rendered by PFPC during the term of this Agreement, the Fund will pay to PFPC a fee or fees as may be agreed to in writing by the Fund and PFPC.
         (b) The Fund hereby represents and warrants to PFPC that (i) the terms of this Agreement, and (ii) the fees and expenses associated with this Agreement have been fully disclosed to the managers of the Fund and that, if required by applicable law, such managers have approved or will approve the terms of this Agreement, and any such fees and expenses. The representations and warranties contained in clauses (ii) and
                  (iii) of the preceding sentence are based on representations and warranties that the Fund has received from PFPC and the Adviser.
         (c) PFPC hereby represents and warrants to the Fund that all the fees and expenses associated with this Agreement are described in this Agreement and the fee schedule accepted by the Fund and presented to the Board of Managers for approval.

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11.      INDEMNIFICATION. The Fund agrees to indemnify, defend and hold harmless
         PFPC  and  its  affiliates,   including  their   respective   officers,
         directors, agents and employees, from all taxes, charges, expenses, assessments, claims and liabilities (including, without limitation, reasonable attorneys fees and disbursements and liabilities arising under the Securities Laws and any state and foreign securities and blue sky laws) arising directly or indirectly from any action or omission to act which PFPC takes in connection with the provision of services to the Fund pursuant to the terms and conditions of this Agreement. Neither PFPC, nor any of its affiliates, shall be indemnified against any liability (or any expenses incident to such liability) caused by
         PFPC's  or  its  affiliates'  own  willful   misfeasance,   bad  faith,
         negligence  or  reckless   disregard  in  the   performance  of  PFPC's
         activities under this Agreement. The provisions of this Section 11 shall survive termination of this Agreement.

12.      RESPONSIBILITY OF PFPC.

         (a) PFPC shall be under no duty to take any action on behalf of the Fund except to the extent necessary to fulfill its duties and obligations specified in this Agreement or as may be specifically agreed to by PFPC and the Fund in a written amendment hereto. PFPC shall be obligated to exercise reasonable care and diligence in the performance of its duties hereunder and to act in good faith in performing services provided for under this Agreement. PFPC shall be liable only for any damages arising out of PFPC's failure to perform its duties under this Agreement to the extent such damages arise out of PFPC's willful misfeasance, bad faith, gross negligence or reckless disregard of such duties.

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         (b)      Notwithstanding  anything in this  Agreement to the  contrary, but subject to its obligations under Section 9 of this Agreement, (i) PFPC shall not be liable for losses, delays, failure, errors, interruption or loss of data occurring directly or indirectly by reason of circumstances beyond its reasonable control, including without limitation acts of God; action or inaction of civil or military authority; public enemy; war; terrorism; riot; fire; flood; sabotage; epidemics;
                  labor  disputes;  civil  commotion;   interruption,   loss  or
                  malfunction   of   utilities,   transportation,   computer  or
                  communications capabilities; insurrection; elements of nature; or non-performance by a third party; provided that PFPC has used reasonable efforts to minimize the impact of any of the foregoing on its ability to fully perform its obligations hereunder; and (ii) PFPC shall not be under any duty or obligation to inquire into and shall not be liable for the
                  validity  or  invalidity,   authority  or  lack  thereof,   or
                  truthfulness  or  accuracy  or  lack  thereof,   of  any  Oral
                  Instruction  or  Written   Instruction  that  PFPC  reasonably
                  believes to be genuine.

         (c) Notwithstanding anything in this Agreement to the contrary, neither party nor their affiliates shall be liable for any consequential, special or indirect losses or damages, whether or not the likelihood of such losses or damages was known by them.

         (d) Each party shall have a duty to mitigate damages for which the other party may become responsible.

         (e) The provisions of this Section 12 shall survive termination of this Agreement.

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         (f)      Notwithstanding  anything in this  Agreement to the  contrary,
                  PFPC shall have no liability either for any error or omission of any of its predecessors as servicer on behalf of the Fund or for any failure to discover any such error or omission. The parties acknowledge that certain services have been provided by PFPC or its affiliates prior to the date of this Agreement and that for purposes of this paragraph (f) PFPC and its affiliates shall not be deemed as a predecessor as servicer and, therefore, this paragraph (f) shall not limit PFPC's liability for its own errors or omissions as provided for under the terms of this Agreement.

13.      DESCRIPTION  OF  REGULATORY  ADMINISTRATION  SERVICES  ON A  CONTINUOUS
         BASIS. PFPC will perform the following regulatory administration services if required with respect to the Fund:

                  (i) Prepare and coordinate with the Fund's counsel one or more (subject to PFPC's availability) post-effective amendments to the Fund's registration statement on an annual basis, as needed, and coordinate with the Fund's financial printer to file such amendments with the SEC;

                  (ii) Assist in completing fidelity bond and directors' and officers'/errors and omissions insurance applications and obtaining premium quotations for the Fund;

                  (iii) Monitor the Fund's assets to assure adequate fidelity bond coverage is maintained;

                  (iv) Draft agendas and resolutions for Board and committee (held on the same day as Board meetings or within a reasonable period of time before or after Board meetings) meetings and draft written consents of the Board;

                  (v) Coordinate the preparation, assembly and mailing of materials for Board and committee meetings;

                  (vi) Attend Board and committee meetings and draft minutes thereof;

                  (vii) Maintain the Fund's compliance calendar to assure compliance with various Securities Laws (with respect to compliance with the CEA, PFPC will file Section 4.5 notice filings only) filing and Board approval and Fund implementation deadlines;

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

                  (viii) Assist  the  Fund  in the  handling  of SEC  and  other regulatory examinations and responses thereto;

                  (ix) Mail to appropriate parties the personal securities transaction quarterly reporting forms under the Fund's Code of Ethics pursuant to Rule 17j-1 under the 1940 Act;

                  (x)    Maintain,  in  accordance  with  applicable  Securities
                         Laws, the Fund's Organizational Documents, agreements and prior meeting minutes to the extent provided by the Fund;

                  (xi) Communicate significant regulatory developments to the Fund, the Board and the Fund's investment adviser on a periodic basis;

                  (xii) Assist in preparing and coordinating the SEC filings required for tender offers and assist in preparing and filing with the SEC Form N-CSR, Form N-PX (provided the records are received in a format as agreed upon by the parties), Form N-SAR (to the extent the Fund is an accounting and administration client of PFPC), fidelity bond filings, Rule 497 filings, and Form N-Q and other routine filings;

                  (xiii) Prepare  notice  and  proxy  statement  for one or more
                         Meetings of Members, as called by the Board, from time to time;

                  (xiv) Such other services as the parties agree upon in writing; and

                  (xv)   Provide an informational memorandum on the requirements
                         of  Section  16  beneficial   ownership   reports  upon
                         request.

14.      DURATION AND TERMINATION.

         (a) The term of this Agreement is for an initial term beginning from January 1, 2005 and continuing through the close of business two (2) years thereafter (the "Initial Term"). Upon the expiration of the Initial Term, this Agreement will automatically renew and shall be effective indefinitely thereafter unless terminated as provided herein. Notwithstanding the foregoing, either party may terminate this Agreement (i) effective at the end of the Initial Term by providing written notice to the other party of its intent not to renew not less than ninety (90) days prior to the expiration of the Initial Term or (ii) after the expiration of the Initial Term providing not less than ninety (90) days prior written notice to the other party. In the event the Fund gives notice of termination, all expenses associated with movement (or duplication) of records and materials and conversion thereof to a successor service provider (or each successor service provider, if there are more than one), and all trailing expenses incurred by PFPC of a type that are reimburseable by the Fund hereunder, will be borne by the Fund. In the event PFPC gives notice of termination pursuant to this Section 14(a), all expenses associated with movement (or duplication) of records and materials and conversion thereof to a successor service provider (or each successor service provider, if there are more than one) will be borne by PFPC.

         (b) If a party hereto fails in any material respect to perform its duties and obligations hereunder (a "Defaulting Party"), or if a representation and warranty of a party hereof becomes untrue or inaccurate in any material respect, the other party (the "Non-Defaulting Party") may give written notice thereof to the Defaulting Party, and if such material breach shall not have been remedied within thirty (30) days after such written notice is given, then the Non-Defaulting Party may terminate this Agreement by giving thirty (30) days' written notice of such termination to the Defaulting Party. In all cases, termination by the Non-Defaulting Party shall not constitute a waiver by the Non-Defaulting Party of any other rights it might have under this Agreement or otherwise against the Defaulting Party. In the event the Fund dissolves, liquidates or merges into another entity at any time during the Initial Term or thereafter, the Fund shall be entitled to terminate this Agreement, without penalty, upon 30 days' written notice to PFPC. In the event this Agreement is terminated pursuant to this Section 14(b), all expenses associated with movement (or duplication) of records and materials and conversion thereof to a successor service provider (or each successor service provider, if there are more than one) will be borne by the Defaulting Party.

         (c) Upon occurrence of any of the following events, the party not subject to such event shall have the right to immediately terminate this Agreement upon written notice to the other party: (i) either party ceases doing (or gives notice of ceasing to do) business and its business is not continued by another corporation or entity who has agreed to assume its obligations, (ii) either party becomes insolvent or files for or becomes a party to any involuntary bankruptcy, receivership or similar proceeding, and such involuntary proceeding is not dismissed within forty-five (45) calendar days after filing, or (iii) either party makes an assignment for the benefit of creditors.

         (d) In the event the Fund gives notice of termination, PFPC promptly shall (i) deliver all originals of the Fund's books, records, materials, Confidential Information and all other Fund documents to the Fund or to such other party as may be designated by the Fund, or (ii) at the Fund's request, destroy all originals and copies of such information in PFPC's possession (whether in paper, electronic or machine-readable format) and certify such destruction in writing to the Fund. Notwithstanding the foregoing, PFPC may keep copies of any information PFPC is required to maintain under applicable Federal or state law or regulation.

15.      CHANGE OF CONTROL.  In addition to the  termination  rights provided in
         Section 14, in the event of an agreement to enter into a transaction that would result in a Change of Control of the Adviser during the Initial Term, the Fund may terminate the Agreement during the Initial Term upon 180 days written notice to PFPC. Any termination that would occur on or after the expiration of the Initial Term will be subject to
         Section 14 and not this Section 15.

16.      INFORMATION SECURITY.

         (a) PFPC warrants that it has enacted and maintains an information security program, as such may be amended from time to time (the "Program"). The Program has been implemented by PFPC to assist clients with compliance with their information security obligations. Additional provisions relating to the Program are set forth in Addendum A attached hereto and made a part hereof. PFPC acknowledges that it is bound by and will comply at all times with the requirements of the Program. PFPC shall make reasonable efforts to assist the Fund and its investment adviser and its affiliates to comply with the Fund's own policies for information protection.

         (b) PFPC regularly and on special request will provide for the Fund reasonable reports on implementation of the Program.

17. NOTICES. Notices shall be addressed (a) if to PFPC, at 301 Bellevue Parkway, Wilmington, Delaware 19809, Attention: President (or such other address as PFPC may inform the fund in writing); (b) if to the Fund, at 40 West 57th Street, New York, NY 10019, Attention: Director of Fund Administration & Operation, Alternative Investment Group, with a copy to the Fund, at One Financial Center, Boston, MA 02111,
         Attention: Secretary; or (c) if to neither of the foregoing, at such other address as shall have been given by like notice to the sender of any such notice or other communication by the other party. All notices and other communications, including Written Instructions but excluding Oral Instructions, shall be in writing or by confirming telegram, cable, telex, or facsimile sending device. If notice is sent by confirming telegram, cable, telex or facsimile sending device, it shall be deemed to have been given immediately. If notice is sent by first-class mail, it shall be deemed to have been given three (3) days after it has been mailed. If notice is sent by messenger or courier, it shall be deemed to have been given on the day it is delivered.

18. AMENDMENTS. This Agreement, or any term thereof, may be changed or waived only by written amendment, signed by the party against whom enforcement of such change or waiver is sought.

19. ASSIGNMENT; DELEGATION. PFPC may assign its rights and delegate its duties hereunder to any majority-owned direct or indirect subsidiary of PFPC or of The PNC Financial Services Group, Inc., provided that PFPC gives the Fund sixty (60) days prior written notice of such assignment or delegation, and provided further that any such assignee or successor agrees to be bound by all of the terms and conditions applicable to PFPC hereunder.

20.      COUNTERPARTS.   This   Agreement   may  be  executed  in  two  or  more
         counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

21. FURTHER ACTIONS. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

22.      MISCELLANEOUS.

         (a) ENTIRE AGREEMENT. This Agreement embodies the entire agreement and understanding between the parties and supersedes all prior agreements and understandings relating to the subject matter hereof, provided that the parties may embody in one or more separate documents their agreement, if any, with respect to delegated duties.

         (b) NO CHANGES THAT MATERIALLY AFFECT OBLIGATIONS. The Fund agrees to provide PFPC with prior notice of any modifications to its registration statement or the adoption of any policies which would affect materially the obligations or responsibilities of PFPC hereunder. Notwithstanding anything in Section 14 to the contrary, upon receipt of such notice and for a commercially reasonable time thereafter (not to exceed ten (10) business days after receipt of such notice), PFPC shall have the right to terminate this Agreement upon sixty (60) days' prior written notice to the Fund.

         (c) CAPTIONS. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

         (d) LEGAL ADVICE. Notwithstanding any provision hereof, the services of PFPC are not, nor shall they be, construed as constituting legal advice or the provision of legal services for or on behalf of the Fund or any other person.

         (e) INFORMATION. The Fund will provide such information and documentation as PFPC may reasonably request in connection with services provided by PFPC to the Fund.

         (f) GOVERNING LAW. This Agreement shall be deemed to be a contract made in Delaware and governed by Delaware law without regard to principles of conflict of law.

         (g) PARTIAL INVALIDITY. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

         (h) SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

         (i) NO REPRESENTATIONS OR WARRANTIES. Except as expressly provided in this Agreement, PFPC hereby disclaims all representations and warranties, express or implied, made to the Fund or any other person, including, without limitation, any warranties regarding quality, suitability, merchantability, fitness for a particular purpose or otherwise (irrespective of any course of dealing, custom or usage of trade), of any services or any goods provided incidental to services provided under this Agreement. PFPC disclaims any warranty of title or non-infringement except as otherwise set forth in this Agreement.

         (j)      FACSIMILE SIGNATURES.  The facsimile signature of any party to
                  this  Agreement   shall   constitute  the  valid  and  binding
                  execution hereof by such party.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

                                    PFPC INC.

                                    By:
                                        ------------------------------

                                    Title:
                                        ------------------------------



                                    BACAP ALTERNATIVE MULTI-STRATEGY FUND, LLC

                                    By:
                                        ------------------------------

                                    Title:
                                        ------------------------------

ADDENDUM A

                                   Addendum A
                        Information Security and Privacy

1.       Information Security Program

         1.1 PFPC acknowledges that the Fund, the Adviser and/or its affiliates (collectively, "Bank of America")is required to comply with the information security standards required by law and regulation for information protection. PFPC shall make reasonable efforts to assist Bank of America to so comply.

         1.2 PFPC warrants that it has enacted and maintains an Information Security Program whose governance process derives directly from its parent, PNC Bank, and which is under continuous parent, regulatory and audit scrutiny. The program is designed to:

                  1.2.1 Ensure the security, integrity and confidentiality of Program Information;

                  1.2.2 Protect against any anticipated threats or hazards to the security or integrity of such information; and

                  1.2.3 Protect against unauthorized access to or use of such information.

         The  program  is  intended  to  fulfill  these   objectives   both  for
         information maintained in computerized systems and for information printed or displayed on other physical media.

         "Program Information" shall mean all Bank of America consumer and Customer Information, including data entered into PFPC's system or those of its agents and contractors by any Bank of America consumer or customer in connection with PFPC's services to Bank of America, as well as all other Confidential Information of Bank of America except that which (a) PFPC rightfully has in its possession when Bank of America discloses it; (b) PFPC independently develops; (c) is or becomes known to the public other than by breach of this Addendum A; or (d) is rightfully received by PFPC from a third party without the obligation of confidentiality.

         1.3 PFPC's information security program shall contain at least those elements agreed to by PFPC and the Fund in writing. The Fund may request PFPC to make any modifications to PFPC's information security program or to the procedures and practices thereunder. Notwithstanding the foregoing, PFPC may, in its sole discretion, decline to make any such requested modification.

         1.4      Reporting and Audits.

                  1.4.1 Upon prior written notice during normal business hours, Fund personnel or Fund agents, e.g., external audit consultants, may annually, or more frequently as requested by a regulator, audit or inspect PFPC's information security program and facilities to assure Bank of America's data are adequately protected. will determine the scope of such audits, which may extend to other PFPC resources (other systems, environmental support, recovery processes, etc.) used to support the systems and Program Information handling. The Fund shall maintain the confidentiality of any information obtained as a result of such audit or inspection.

                  1.4.2 PFPC acknowledges and agrees that regulatory agencies may audit PFPC's performance at any time during normal business hours. The audit may include both methods and results under this Addendum A.

                  1.4.3 Upon the Fund's request, PFPC shall deliver to the Fund within 30 days after its receipt by its Board of Managers a copy of any information relevant to Bank of America contained in a SAS 70 or any final report completed by any third-party auditors retained by PFPC, which contains information relevant to Bank of America and this Addendum A.

         1.5 PFPC shall insure that all independent contractors and other persons and entities whose services are part of the services PFPC delivers to the Fund and who hold Program Information are required to keep such Program Information confidential.

         1.6 PFPC shall review the effectiveness of its information security program at least annually and shall revise its program in light of any relevant changes in technology, the sensitivity, nature and quantity of the Program Information it holds, internal or external threats to information and PFPC's own changing business arrangements.

         1.7 PFPC shall establish and maintain contingency plans, recovery plans and proper risk controls to ensure PFPC's continued performance under this Addendum A. The plans shall include, but not be limited to, the items called for in the Section captioned "Recovery" in Appendix A attached hereto. PFPC shall provide copies of the plans to the Fund upon request, provided that PFPC shall be permitted to remove any confidential or proprietary information. If the Fund objects in writing to any provision of such plans and controls, PFPC shall respond in writing within 60 days, explaining, among other matters PFPC wishes to include in its response, any actions PFPC intends to take to cure the Fund's objection.

2.       Rights in Information

         2.1 All Program Information and any results of processing Program Information or derived in any way therefrom shall at all times remain the property of Bank of America. Upon the Fund's request, PFPC shall return within a reasonable and mutually agreed-upon interval a copy of all Program Information then stored or held by PFPC, including archival or history files in a format reasonably satisfactory to Bank of America. Within a reasonable and mutually agreed-upon interval after PFPC ceases providing its services to the Fund, PFPC shall return to the Fund or, with the Fund's written prior consent, destroy all Program Information in the possession or under the direct or indirect control of PFPC.

         2.2 PFPC shall use due care in processing and handling all Program Information. PFPC shall have responsibility for and bear all risk of loss or damage to Program Information and damages resulting from improper or inaccurate processing of such data arising from the gross negligence or willful misconduct of PFPC, its agents, contractors or employees.

3.       Time of the Essence

         If PFPC fails to carry out the obligations herein to the Fund's reasonable satisfaction or to do so on the schedules called for, the Fund may terminate this Agreement for material breach.

4. With respect to Program Information and the services provided to or on behalf of the Fund, PFPC shall comply with all applicable rules and regulations relating to a protecting the confidentiality of customer data.

All capitalized terms used in this Addendum A that are not defined herein shall have the meanings assigned elsewhere in this Agreement.

                                   APPENDIX A

                      INFORMATION SECURITY PLAN COMMITMENTS


1.       Protection

         1.1 PFPC shall, upon the reasonable written request of the Fund, provide a copy of PFPC's security plan. This plan, at a minimum, shall prescribe the architecture of PFPC's system, Program Information placement within the system, the security controls in place (e.g. firewalls, web page security, intrusion detection, incident response process, etc.) and contain the information called for below. The plan shall also describe physical security measures in place to protect Program Information received or processed by PFPC.

         1.2 PFPC shall use a reasonable control process to ensure that access to its systems and to Program Information is controlled and recorded. Upon request, PFPC shall notify the Fund of any planned system configuration changes or other changes (i) affecting the security plan applicable to Program Information and (ii) that are not improvements or general in nature.

         1.3 As mutually agreed in writing, PFPC and the Fund, the Fund or its service providers may conduct security vulnerability (penetration) testing on any PFPC external website that the Fund uses or has access to in connection with PFPC's provision of services under this Agreement.

         1.4 PFPC will take reasonable precautions to prevent the unintended or malicious loss, destruction or alteration of the Fund's files, Program Information, software and other property received and held by PFPC. PFPC shall maintain back-up files (including off-site back-up copies) thereof and of resultant output to facilitate their reconstruction in the case of such loss, destruction or alteration, in order to insure uninterrupted Services.

2.       Detection

         2.1 PFPC shall monitor its system and its procedures for security breaches, violations and suspicious (questionable) activity. This includes suspicious external activity (including, without limitation, unauthorized probes, scans or break-in attempts) and suspicious internal activity (including, without limitation, unauthorized system administrator access, unauthorized changes to its system or network, system or network misuse or Program Information theft or mishandling). PFPC shall notify the Fund of any material security breaches, including without limitation unauthorized access attempts and service attacks, e.g., denial of service attacks, that involve Program Information.

         2.2 PFPC shall allow the Fund and its Adviser to inspect the physical system equipment, operational environment and Program Information handling procedures with reasonable prior written notice during normal business hours.

         2.3 PFPC shall maintain for a mutually agreed-upon length of time, and afford the Fund reasonable access to, all system records and logs pertaining to systems housing Program Information. Bank of America may review and inspect any record of system activity or Program Information handling with reasonable prior written notice. PFPC acknowledges and agrees that records of system activity and of Program Information handling may be evidence (subject to appropriate chain of custody procedures) in the event of a security breach or other inappropriate activity.

3.       Response

         3.1 PFPC shall notify the Fund, through Bank of America's defined security escalation channel, the Bank of America of America Computing Incident Response Team ("BACIRT"), in the event of a material breach of security. Such notification shall be just secondary in precedence to PFPC's required notification of such events to the PNC Computer Emergency Response and Forensics Team ("CERF") as required by the master agreement between PFPC and PNC.

         3.2 PFPC shall cooperate fully with all Bank of America security investigation activities, but shall of necessity abide by the PNC CERF guidelines for escalation and control of significant security incidents.

         3.3 PFPC shall monitor industry-standard information channels (bugtraq, CERT, OEMs, etc.) for newly identified system vulnerabilities regarding the technologies and services provided to the Fund and use reasonable efforts to fix or patch any material, identified security problem in a timely manner. Unless otherwise expressly agreed in writing, "timely" shall mean that PFPC shall introduce such fix or patch as soon as commercially reasonable after PFPC becomes aware of the security problem. This obligation under this Section 3.3 extends to all devices that comprise PFPC's system (e.g., application software, databases, servers, firewalls, routers and switches, hubs, etc.) that process or store any Program Information, and to all of PFPC's other Program Information handling practices.

4.       Recovery

         4.1 PFPC shall establish and maintain policies and procedures relevant to contingency plans, recovery plans and proper risk controls to ensure PFPC's continued performance under this Agreement. These policies and procedures shall include, but not be limited to, recovery strategy, documented recovery plans covering all areas of operations necessary to delivering PFPC's services pursuant to this Agreement, vital records protection and testing plans. The plans shall provide, without limitation, for off-site backup of critical data files, Program Information, software, documentation, forms and supplies as well as alternative means of transmitting and processing Program Information.

         4.2 The recovery strategy shall provide for recovery after both short and long term disruptions in facilities, environmental support and data processing equipment. Although short term outages can be protected with redundant resources and network diversity, the long term strategy must allow for total destruction of PFPC's business operations for a period of six months or longer.

         4.3 Upon request, PFPC shall notify the Fund of any changes to PFPC's recovery objectives (time to full restoration and amount of lost data tolerated). The Fund acknowledges that PFPC's recovery objectives (as of the date of this Agreement) meet Bank of America's standards. The Fund agrees to notify PFPC if Bank of America's recovery objective standards change. In the event of a change to Bank of America's recovery objective standards, the parties agree to determine if it is necessary for PFPC to match new objectives, and if so determined, the date after which PFPC shall match Bank of America's new objectives.

         4.4 PFPC shall continue to provide service to the Fund if Bank of America activates its contingency plan or moves to an interim site to conduct its business, including during tests of Bank of America's contingency operations plans.

         4.5 PFPC shall provide to Bank of America, at an interval determined by PFPC's Resiliency Program, copies of all contingency exercise results, in a format determined by PFPC. If requested, PFPC shall allow Bank of America, at its own expense, to observe a contingency test.

         4.6 If PFPC provides electronic interchange of data with Bank of America, with reasonable advance notice PFPC shall participate, if requested, in an annual Bank of America data center exercise to validate recovery connectivity.

5.       Information  PFPC Shall Provide

         5.1 At the Fund's request, PFPC shall meet with the Bank of America's Information Security team to discuss information security issues in much greater detail at times reasonably requested by Bank of America and in a mutually agreeable location and manner. Bank of America recognizes that PFPC may rely upon subject matter experts of its parent company, PNC Bank, and that such subject matter experts may attend such meetings. PFPC shall discuss in detail and provide detailed information regarding the following topics, which shall be addressed in PFPC's overall Information Security Program. Bank of America acknowledges and agrees that the information PFPC so provides is PFPC's Confidential Information, as defined in this Agreement, and is valuable proprietary information of PFPC, and as such Bank of America shall handle all such information in accordance with Section 7 of the Agreement.

         5.2      Security Plan Features

                  5.2.1 Visio Diagrams. The diagrams shall show the detail of the system architecture including, without limitation, the logical topology of routers, switches, Internet firewalls, management or monitoring firewalls, servers (web, application and database), intrusion detection systems, network and platform redundancy. The diagrams shall include all pertinent hosting environments, including those provided by PFPC's subcontractors.

                  5.2.2 Firewalls. State the specifications of the firewalls in use. Who manages them? Specify the services, tools and connectivity required to manage the firewalls.

                  5.2.3 Intrusion Detection Systems. Describe the intrusion detection system ("IDS") environment and the security breach and event escalation process. Who manages the IDS environment? Specify the services, tools and connectivity required to manage the IDS environment. Is the IDS network or host based?

                  5.2.4 Change Management. Describe the change management process for automated systems used to provide services. Describe the process for information handling policies and practices.

                  5.2.3 Business Continuity. Describe the business and technical disaster recovery management process.

                  5.2.4 System Administration Access Control. Describe the positions that perform administration functions on servers, firewalls or other devices within the application and network infrastructure. What level of access is needed to perform functions? What are the access control mechanisms? Are access reports generated and reviewed periodically? Describe methods used to track/log the usage of each account.

                  5.25     [Reserved]

                  5.2.6 Access to Program Information in Human-Perceptible Forms. Describe policies, procedures and controls used to protect Program Information when it is printed or in other perceptible forms. How and how often are these policies, procedures reviewed and tested? What methods are used to ensure destruction of Program Information on hard copy?

                  5.2.7 Operating System Baselines. Describe PFPC's operating system security controls and configurations. Examples: OS services that have been removed because not required by PFPC's services to Bank of America. Current OS fixes that have not been applied, if any.

                  5.2.8 Encryption. Describe in detail the technology and usage of encryption for protecting Program Information, including passwords and authentication information, during transit and in all forms and locations where it may be stored.

                  5.2.9 Application and Network Management. Specify the services, tools and connectivity required to manage the application and network environment. Who carries out the management functions? What level of physical security applies to managed devices?

                  5.2.10 Physical Security. For each location where Program Information will be processed or stored or services for Bank of America produced by PFPC, describe in detail the arrangements in place for physical security.

                  5.2.11 Privacy: Describe PFPC's privacy and security policies. Are they in writing? Are they compatible with Bank of America's?

                  5.2.13 Location of Servers. Are web servers on a separate segment of the network from the application and database servers? If not, explain the reason this has not been done. At Bank of America's request, PFPC shall make reasonable efforts to create this separation.


6.       Miscellaneous

         6.1 All capitalized terms used in this Appendix A that are not defined herein shall have the meanings assigned elsewhere in this Agreement or those commonly assigned in information technology industry practice.

         6.2 Captions used in this Appendix A are for convenience only and shall not be used to construe this Appendix.

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